UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Carl, Robert D., III
   Health Images, Inc.
   5905 Windward Parkway
   Alpharetta, GA  30202
   USA
2. Issuer Name and Ticker or Trading Symbol
   Health Images, Inc.
   HII
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/96 amended
5. If Amendment, Date of Original (Month/Year)
   12/96
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President, CEO and Chairmanl
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
Common Stock                 |      |    |                  |   |           |525,900            |D     |                           |
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Common Stock                 |      |    |                  |   |           |1,621*             |I     |401(k) Plan                |
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Common Stock                 |      |    |                  |   |           |4,600              |I     |By Spouse                  |
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Common Stock                 |      |    |                  |   |           |1,775              |I     |By Mother                  |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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
Stock Option            |$9.625  |5-31-|J** |37,500     |A  |6-31-|5-31-|Common Stock|497,500|***    |535,000     |D  |            |
                        |        |96   |    |           |   |96   |2006 |            |       |       |            |   |            |
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
Explanation of Responses:
* These shares were purchased prior to
FY1994.
** Stock Option grant from Board of Directors - Right to
Buy.
***Exercise prices for Right to Buy Stock Option grants range from $4.50 to $13.50.
SIGNATURE OF REPORTING PERSON
Robert D. Carl, III
DATE
February 10, 1997